Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
NUVECTRA CORPORATION

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly the General Corporation Law of the State of Delaware, or any applicable successor thereto, as the same may be amended or supplemented from time to time (the “Delaware General Corporation Law”)), hereby certifies that:

ARTICLE I
NAME

The name of the corporation is Nuvectra Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

DETAILS OF INCORPORATOR

Name:	Mailing Address:
Walter Z. Berger	5830 Granite Parkway, Suite 1100 Plano, Texas 75024

ARTICLE IV
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.  The Corporation is being incorporated in connection with the conversion of QiG Group, LLC, a Delaware limited liability company (the “LLC”), to the Corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LLC (the “Certificate of Conversion”) to the Corporation. The Corporation is to have a perpetual existence.

ARTICLE V
CAPITAL STOCK

Section 1.      The Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is One Twenty Hundred Million (120,000,000), of which One Hundred Million (100,000,000) shares shall be Common Stock and Twenty Million (20,000,000) shares shall be Preferred Stock.  The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.  Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.     Upon the effectiveness of the Certificate of Conversion and this Certificate of Incorporation (the “Effective Time”), all limited liability company interests in the LLC outstanding immediately prior to the Effective Time will be deemed to be 10,258,278 issued and outstanding, fully paid and non-assessable shares of Common Stock, without any action required on the part of the Corporation or the former holders of such limited liability company interests.

Section 3.     Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series.  In addition, without limiting the generality of the foregoing, the Board of Directors is authorized, with respect to each such series, to determine in the resolution or resolutions providing for the establishment of such series of Preferred Stock (i) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid, (ii) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series, (iii) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation, (iv) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock or other securities of the Corporation, at such price or prices or at such exchange rate or rates and with such adjustments applicable thereto, (v) the right, if any, to subscribe for or to purchase any securities of the Corporation, and (vi) the provisions, if any, of a sinking fund applicable to such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.

(a)     Except as otherwise expressly provided herein or required by law or the relevant Certificate of Designation of any class or series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(b)     Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock.

(c)     Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation, reorganization or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d)     No holder of shares of Common Stock shall be entitled to any pre-emptive, subscription, redemption or conversion rights.

ARTICLE VI
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.

(a)     The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

(b)     Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.  Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article VI Section 1(b), each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)     Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of stock of the Corporation having the power to vote in the election of directors (the “Voting Stock”), voting together as a single class.

(d)     Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.  Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Section 2.

(a)     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal By-laws of the Corporation (the “By-laws”).  In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the By-laws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class.

(b)     The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

ARTICLE VII
STOCKHOLDERS

Section 1.      Subject to the special rights of the holders of one or more series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

Section 2.     Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, but such special meetings may not be called by stockholders or any other person or persons.

Section 3.      Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

ARTICLE VIII
LIABILITY AND INDEMNIFICATION

Section 1.     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended, automatically and without further action, upon the date of such amendment. The rights to indemnification and the advancement of expenses under this Article VIII shall not be exclusive of any other right that any person may have or may hereafter acquire under any statute, the By-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

Section 2.     The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to any person made or threatened to be made a party to an action, suit or proceeding or is otherwise involved (including as a witness) in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise, including services with respect to employee benefit plans, as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 3.     The Corporation, to the fullest extent permitted by law and to the extent authorized from time to time by the Board of Directors, may indemnify and advance expenses (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to any person made or threatened to be made a party to an action, suit or proceeding or is otherwise involved (including as a witness) in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4.     Neither any amendment nor repeal of this Article VIII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE IX
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the By-laws, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws or (e) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X
AMENDMENTS

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII, IX and this Article X.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Certificate of Incorporation of the Corporation has been signed by its Incorporator this 14th day of March 2016.

NUVECTRA CORPORATION

By:	/s/ Walter Z. Berger
Name: Walter Z. Berger
Title: Incorporator